Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 14, 2021, with respect to the combined carve-out financial statements of Dextra Tecnologia, included herein, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes
Campinas
November 4, 2021